Bonds.com 8-K

Exhibit 3.2

CERTIFICATE OF DESIGNATION
OF THE
SERIES D CONVERTIBLE PREFERRED STOCK
AND
SERIES D-1 CONVERTIBLE PREFERRED STOCK
OF
BONDS.COM GROUP, INC.

Bonds.com Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”), DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), on February 2, 2011, the Board of Directors adopted the following resolution creating a series of 14,500 shares of Preferred Stock designated as “Series D Convertible Preferred Stock” and a series of 1,500 shares of Preferred Stock designated as “Series D-1 Convertible Preferred Stock”:

RESOLVED, that, pursuant to the authority conferred upon the Board of Directors by Article Sixth of the Certificate of Incorporation of the Corporation dated April 1, 2002, as amended by the Certificate of Amendment dated April 12, 2002, the Certificate of Amendment dated December 18, 2007, the Certificate of Ownership dated December 21, 2007, the Certificate of Correction dated December 23, 2009, the Certificate of Designation dated January 11, 2010, the Certificate of Amendment dated March 31, 2010, the Certificate of Increase dated October 19, 2010 and the Certificate of Designation dated October 19, 2010, there is hereby created a class of Preferred Stock of the Corporation, $0.0001 par value per share, consisting of 14,500 shares designated as the Series D Convertible Preferred Stock, and a class of Preferred Stock of the Corporation, $0.0001 par value per share, consisting of 1,500 shares designated as the Series D-1 Convertible Preferred Stock, and that the designation and amount thereof, and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof be as set forth in the Certificate of Designation in the form attached hereto.

1.           Series D Convertible Preferred Stock; Series D-1 Convertible Preferred Stock; Stated Value.

(a)           There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Series D Convertible Preferred Stock.”  The number of shares constituting such series shall be 14,500 and such series is referred to herein as the “Series D Preferred.”  Such number of shares may not be increased or decreased without the approval of the holders of eighty five percent (85%) of the then outstanding shares of Series D Preferred.

(b)           There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Series D-1 Convertible Preferred Stock.”  The number of shares constituting such series shall be 1,500 and such series is referred to herein as the “Series D-1 Preferred.”  Such number of shares may not be increased or decreased without the approval of the holders of eighty five percent (85%) of the then outstanding shares of Series D-1 Preferred.

(c)           Stated Value.  For purposes hereof, the “Stated Value” of each share of Series D Preferred or Series D-1 Preferred is $1,000 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares).

2.           Rank and Dividends.

(a)           Rank.  Except as permitted by this Certificate of Designation, the Series D Preferred and Series D-1 Preferred shall, with respect to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation, rank (i) pari passu with each other, (ii) senior to the common stock, par value $0.0001 per share, of the Corporation (the “Common Stock”), the Series A Participating Preferred Stock, par value $0.0001 per share, of the Corporation (the “Series A Preferred”), the Series B Convertible Preferred Stock, par value $0.0001 per share, of the Corporation (the “Series B Preferred”), the Series B-1 Convertible Preferred Stock, par value $0.0001 per share, of the Corporation (the “Series B-1 Preferred”), and the Series C Preferred Stock, par value $0.0001 per share, of the Corporation (the “Series C Preferred”), and (iii) junior to any class or series of capital stock that expressly ranks senior to the Series D Preferred and Series D-1 Preferred as to dividends or distributions upon liquidation, winding-up and dissolution of the Corporation that is created in accordance with Section 4(c).

(b)           Dividends.  Subject to Section 2(c), from and after its respective date of issuance, dividends at the rate per annum of 8% of the Stated Value (the “Dividend Rate”), compounded annually, shall accrue on each share of Series D Preferred and Series D-1 Preferred (subject to adjustment for any stock splits, stock dividends, recapitalizations or the like) (the “Accruing Dividends,” which definition shall include all accrued dividends computed at the Adjusted Dividend Rate, if any).  Accruing Dividends shall accrue from day to day, whether or not earned or declared, and shall be cumulative.  Notwithstanding anything herein to the contrary, except as set forth in the following sentence of this Section 2(b) and in Sections 3(a) and (b), 5(a), (b) and (d) and 6, Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends.  No dividend or other distribution shall be paid, declared or set aside for payment on any share of Common Stock or any series of Preferred Stock expressly made junior to the Series D Preferred and Series D-1 Preferred unless (in addition to the obtaining of any consent required in the Certificate of Incorporation) all Accruing Dividends with respect to each outstanding share of the Series D Preferred and Series D-1 Preferred have been or are simultaneously declared and paid in cash.

(c)           Adjusted Dividend Rate.  If the Corporation does not adopt and file with the Secretary of State of the State of Delaware the Charter Amendment (as defined in Section 7) and cause the Charter Amendment to become effective under the DGCL on or before the date that is one hundred eighty (180) days after the Series D Original Issue Date (the “Adjustment Date”), the Dividend Rate shall be increased to 12% of the Stated Value (the “Adjusted Dividend Rate”) effective as of the Adjustment Date until the date that the Charter Amendment becomes effective under the DGCL (the “Amendment Date”).  From and after the Amendment Date, the

Series D Preferred and Series D-1 Preferred shall accrue dividends at the Dividend Rate in accordance with Section 2(b).

3.           Liquidation Preference.

(a)           Series D Preferred and Series D-1 Preferred Liquidation Preference.

(i)           In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (including, without limitation, a deemed liquidation pursuant to Section 3(b)), subject to the rights of any series of Preferred Stock which may from time to time come into existence in accordance with the terms of this Certificate of Designation, the holders of Series D Preferred and Series D-1 Preferred shall be entitled to receive by reason of their ownership thereof, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or the holders of any series of Preferred Stock expressly made junior to the Series D Preferred and Series D-1 Preferred, an amount per share equal to the greater of (i) 120% of the sum of (x) the Stated Value of such share plus (y) the Accruing Dividends relating thereto, and (ii) the amount which such holder would otherwise have received in respect of such share had all holders of Series D Preferred and Series D-1 Preferred converted their shares of Series D Preferred and Series D-1 Preferred into shares of Common Stock at the then applicable Optional Conversion Price (such amount per share as of any date, the “Liquidation Preference”).

(ii)           If, upon the occurrence of an event of liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (including, without limitation, a deemed liquidation pursuant to Section 3(b)), the assets and funds available for distribution among the holders of the Series D Preferred and Series D-1 Preferred (and any other series of Preferred Stock expressly made pari passu with the Series D Preferred and Series D-1 Preferred with respect to payments upon liquidation, dissolution or winding up, if applicable), shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then, subject to the rights of any series of Preferred Stock which may from time to time come into existence in accordance with the terms of this Certificate of Designation, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred and Series D-1 Preferred (and any other series of Preferred Stock expressly made pari passu with the Series D Preferred and Series D-1 Preferred with respect to payments upon liquidation, dissolution or winding up, if applicable) in accordance with the respective full preferential amounts to which such holders are entitled.

(b)              Certain Acquisitions.  For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur on a Change of Control (as defined below).  Subject to the rights of holders of any series of Preferred Stock which may from time to time come into existence in accordance with the terms of this Certificate of Designation and subject to Section 3(a)(ii), in the event of any such deemed liquidation, provision shall be made in connection with such transaction to ensure that the holders of Series D Preferred and Series D-1 Preferred receive, in connection with such transaction, an amount per share at least equal to the Liquidation Preference.  If the consideration received by the Corporation in any deemed liquidation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors, including the Series D Designee (as defined below) (if any).  The Corporation shall give each holder of record of Series D Preferred and Series D-1

Preferred written notice of any such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier.  For purposes hereof, (i) “Change of Control” means (A) a consolidation, merger, reorganization or other form of acquisition of or by the Corporation in which the Corporation’s stockholders immediately prior to the transaction retain less than 50% of the voting power of, or economic interest in, the surviving or resulting entity (or its parent), (B) a sale of more than a majority of the Corporation’s assets, (C) the acquisition by any person or group of persons of more than 50% of the Corporation’s outstanding voting securities or (D) during any period of twenty-four (24) consecutive months, Continuing Directors (as defined below) cease for any reason to constitute a majority of the directors of the Board of Directors or the board of directors of the surviving or resulting entity (or its parent) and (ii) “Continuing Director” means, as of any determination date, any member of the Board of Directors or the board of directors of the surviving or resulting entity (or its parent) who: (V) was a member of the Board of Directors as of the Series D Original Issue Date, (W) was a member of the Board of Directors on the date that was twenty-four (24) months prior to such determination date, (X) was the Series D Designee or the Oak Designee, (Y) was nominated with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination, or (Z) was elected with the approval of holders of at least a majority of the Series C Preferred or Series D Preferred.

(c)              Distribution of Remaining Assets.  Subject to the rights of any series of Preferred Stock which may from time to time come into existence in accordance with the terms of this Certificate of Designation, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (including, without limitation, a deemed liquidation pursuant to Section 3(b)), after the payment of all preferential amounts required to be paid to the holders of shares of Series D Preferred, Series D-1 Preferred, Series C Preferred, Series A Preferred and any other series of Preferred Stock having a preference with respect to liquidations, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of Series A Preferred and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose each such share of Series A Preferred as if it had been converted into one hundred (100) shares of Common Stock (subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization with respect to the Series A Preferred if there is no proportionate action taken with respect to the Common Stock) immediately prior to such liquidation, dissolution or winding up of the Corporation and treating any other shares of Preferred Stock in accordance with the terms of their liquidation preference and participation rights.

4.           Voting Rights.

(a)              General Manner for Series D Preferred.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series D Preferred shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series D Preferred Stock are convertible as of the record date for determining stockholders entitled to vote on such matter (without regard to Section 7).  Except as provided by law or by the provisions of Section 1(a) and Section 4(c) and (d), holders of Series D Preferred shall vote together with the holders of Common Stock, and with holders of any other series of Preferred Stock the terms of which so provide, as a single class.  The voting rights and entitlement of the issued and outstanding shares of Series D Preferred shall be determined as if the restriction set forth in Section 7 does not apply and, in no event, shall the restriction set forth in Section 7 have any impact or effect on the voting rights or entitlement of the shares of Series D Preferred.

(b)              General Manner for Series D-1 Preferred.  Except as may otherwise be required by applicable law or pursuant to the provisions of Section 1(b) and Section 4(c) and (d), the Series D-1 Preferred shall not have the right to vote with respect to any matters.  The number of authorized shares of Preferred Stock (other than Series D-1 Preferred) may be increased or decreased (but not below the sum of the number of shares thereof then outstanding and the number of shares required for exercise of any rights to purchase or otherwise acquire shares of Preferred Stock) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, and the holders of Series D-1 Preferred shall not have any separate class vote with respect thereto unless expressly required by Section 1(b) and Section 4(c) and (d).  The voting rights and entitlement of the issued and outstanding shares of Series D-1 Preferred shall be determined as if the restriction set forth in Section 7 does not apply and, in no event, shall the restriction set forth in Section 7 have any impact or effect on the voting rights or entitlement of the shares of Series D-1 Preferred.

(c)              Approval by Holders of Series D Preferred and Series D-1 Preferred of Certain Actions by the Corporation.  In addition to any other vote or consent required by law or this Certificate of Designation, for so long as any holder of Series D Preferred and/or Series D-1 Preferred shall continue to hold at least 25% of the total number of shares of Series D Preferred and/or Series D-1 Preferred that such holder shall have purchased from the Corporation, the Corporation shall not (either directly or indirectly by amendment, merger, consolidation, sale of substantially all of its assets, liquidation, dissolution, winding-up, reorganization or otherwise), without first obtaining the affirmative vote or written consent of the holders of at least 93% of the shares of the Series D Preferred and Series D-1 Preferred then outstanding, voting together as a single class, take any action that:

(i)           alters the rights, preferences or privileges of the Series D Preferred or Series D-1 Preferred;

(ii)           creates any new class or series of shares, or issues any such shares or options or convertible securities exercisable or convertible into such shares, that have a preference over or are on parity with the Series D Preferred or Series D-1 Preferred with respect to dividends or liquidation preferences;

(iii)           reclassifies Common Stock, Series A Preferred, Series B Preferred or Series B-1 Preferred into shares that have a preference over or are on parity with the Series D Preferred or Series D-1 Preferred with respect to dividends or liquidation preferences;

(iv)           adversely affects or would result in any disproportionate adverse consequences for the holders of Series D Preferred and Series D-1 Preferred (solely in respect of their rights as stockholders); or

(v)           alters or amends the provisions of this Section 4.

(d)              Approval by Holders of Series C Preferred, Series D Preferred and Series D-1 Preferred of Certain Actions by the Corporation.  In addition to any other vote or consent required by law or this Certificate of Designation, for so long as any holder of Series D Preferred and/or Series D-1 Preferred shall continue to hold at least 25% of the total number of shares of Series D Preferred and/or Series D-1 Preferred that such holder shall have purchased from the Corporation, the Corporation shall not (either directly or indirectly by amendment, merger, consolidation, sale of substantially all of its assets, liquidation, dissolution, winding-up, reorganization or otherwise), without first obtaining the affirmative vote or written consent of the holders of at least 67% of the shares of the Series C Preferred (but the participation of holders of Series C Preferred in such vote or written consent shall be required only if the holders thereof have such right pursuant to Section 4(d) of the Certificate of Designation of the Series C Convertible Preferred Stock), Series D Preferred and Series D-1 Preferred then outstanding, voting together as a single class (provided that the respective votes per share of the Series C Preferred, Series D Preferred and Series D-1 Preferred shall be determined on an as-converted to Common Stock basis and, provided further, that if the Determination Date has not occurred as of the record date for such vote, the Conversion Shares shall be determined as if the Conversion Value was determined as of such record date (or, if such record date is not the last day of a month, the last day of the immediately preceding month)), take any action that:

(i)           authorizes or pays any dividend or other distribution with respect to the Common Stock;

(ii)           results in (A) the consolidation or merger of the Corporation with or into any other corporation or business entity (other than with or into a wholly-owned domestic subsidiary of the Corporation or with respect to such consolidation or merger where not more than 50% of the voting power of the Corporation is transferred to any party or parties other than the existing stockholders of the Corporation), (B) the sale, pledge or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation, or (C) the liquidation, dissolution, winding-up, conversion or reorganization of the Corporation, but excluding, in each case, any (Y) pledge of assets of the Corporation in connection with the Corporation’s incurrence of indebtedness permitted by Section 4(d)(iv) and (Z) any non-exclusive license to use any of the Corporation’s electronic trading platforms or software that is entered into by the Corporation in the ordinary course of its business;

(iii)           (A) commences a voluntary proceeding seeking liquidation, reorganization or other relief with respect to the Corporation or the debts of the Corporation under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Corporation or a substantial part of the property of the Corporation, (B) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Corporation, (C) makes a general assignment for the benefit of creditors, (D) generally results in the failure to pay the debts of the Corporation as they become due, or (E) authorizes any of the foregoing;

(iv)           incurs indebtedness for borrowed money unless the Corporation would have, after giving pro forma effect to such incurrence, an EBITDA-to-interest ratio of at least 2:1;

(v)           results in the repurchase or redemption by the Company of equity securities of the Company, except (i) to the extent permitted by the Series D Stockholders’ Agreement, dated as of February 2, 2011, among the Corporation and the stockholders party thereto, or (ii) as approved by the Board of Directors, including the consent of the Oak Designee or Series D Designee (if any); or

(vi)           results in a material change in the principal business of the Corporation, except as approved by the Board, including the consent of the Oak Designee or Series D Designee (if any).

Notwithstanding the foregoing, the Corporation shall be permitted (either directly or indirectly) by amendment, merger, consolidation, sale of substantially all of its assets, liquidation, dissolution, winding-up, reorganization or otherwise) to take any of the actions set forth in Sections 4(d), without first obtaining any affirmative vote or written consent required pursuant to this Section 4(d), if, in connection therewith, the holders of Series D Preferred and Series D-1 Preferred would either directly or indirectly receive aggregate cash proceeds or securities that are publicly traded and that may be sold without restriction promptly after receipt or receive an aggregate dividend and/or distribution from the Corporation in an amount equal to at least 400% of the aggregate Stated Value for their shares of Series D Preferred and Series D-1 Preferred.

5.           Optional Conversion.  Subject to Section 7, the holders of Series D Preferred and Series D-1 Preferred shall have conversion rights as follows:

(a)           Series D Preferred Right to Convert.  Each share of Series D Preferred, and all Accruing Dividends thereon that remain unpaid, shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the sum of (x) the Stated Value applicable to such shares of Series D Preferred and (y) all Accruing Dividends thereon that remain unpaid as of such date by (ii) the Optional Conversion Price in effect at the time of conversion (such quotient is referred to as a “Conversion Rate”).  The “Optional Conversion Price” shall initially be $0.07.  Such Optional Conversion Price, and the rate at which shares of Series D Preferred and Series D-1 Preferred may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(b)           Series D-1 Preferred Stock Right to Convert.  Each share of Series D-1 Preferred and all Accruing Dividends thereon that remain unpaid shall be convertible, at the option of the holder thereof (but subject to the proviso below), without payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the sum of (x) the Stated Value applicable to such shares of Series D-1 Preferred and (y) all Accruing Dividends thereon that remain unpaid as of such date by (ii) the Optional Conversion Price in effect at the time of conversion; provided, that such conversion may only occur under the following circumstances (i) as part of (A) a widespread public offering or (B) a private offering where no single purchaser (together with its affiliates) acquires more than 2% of the total voting shares of the Corporation outstanding after giving effect to the offering, (ii) as part of a sale to an underwriter for the purpose of underwriting a widely distributed public or private offering set forth in clause (i), (iii) in connection with one or more open market transactions effected on a stock exchange, electronic communication network or similar execution system, or in the over-the-counter market (which may include a sale to one or more broker-dealers acting as market makers or otherwise intending to resell the voting equity sold to them in accordance with their normal business practices), (iv) in a sale to an acquirer which has acquired control of a majority of the total voting equity, or (v) with the written approval of the U.S. Board of Governors of the Federal Reserve System or its staff.

(c)           Fractional Shares.  When calculating the number of shares of Common Stock into which shares of Series D Preferred or Series D-1 Preferred shall be converted, the Corporation shall calculate to the largest whole share of Common Stock rounding down for any fractional shares of Common Stock into which the shares of Series D Preferred or Series D-1 Preferred would otherwise convert.  No fractional shares of Common Stock shall be issued upon conversion.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to such fraction multiplied by the then effective applicable Optional Conversion Price.  The determination as to whether or not to make any cash payment in lieu of the issuance of fractional shares shall be based upon the total number of shares of Series D Preferred or Series D-1 Preferred being converted at any one time by the holder thereof, not upon each share of Series D Preferred or Series D-1 Preferred being converted.

(d)           Mechanics of Conversion.

(i)           In order for a holder of Series D Preferred or Series D-1 Preferred to convert shares of Series D Preferred or Series D-1 Preferred pursuant to this Section 5, such holder shall surrender the certificate or certificates for such shares of Series D Preferred or Series D-1 Preferred (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) at the office of the transfer agent for the Series D Preferred or Series D-1 Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series D Preferred or Series D-1 Preferred represented by such certificate or certificates.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing.  5:00 PM local time on the date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion time (the “Conversion Time”). The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of the Series D Preferred or Series D-1 Preferred or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash, as provided in Section 5(c), in lieu of any fractions of a share of Common Stock issuable upon such conversion and a certificate or certificates for the number of shares of Series D Preferred or Series D-1 Preferred representing the remainder of shares of Series D Preferred or Series D-1 Preferred not converted, to the extent that such shares of Series D Preferred or Series D-1 Preferred were tendered to the Corporation.

(ii)           From and after the date that the Charter Amendment becomes effective under the DGCL, the Corporation shall at all times when the Series D Preferred or Series D-1 Preferred shall be outstanding, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series D Preferred or Series D-1 Preferred, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series D Preferred or Series D-1 Preferred.  Before taking any action that would cause an adjustment reducing the applicable Optional Conversion Price below the then par value of the capital stock issuable upon conversion, the Corporation will take any corporate action which may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock as shall be sufficient for such purpose.

(iii)           All shares of Series D Preferred or Series D-1 Preferred that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Time, except for the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any cash in lieu of a fractional share required by Section 5(c).  Any shares of Series D Preferred or Series D-1 Preferred so converted shall be automatically retired and cancelled and may not be reissued as shares of Series D Preferred or Series D-1 Preferred, respectively, and shall resume the status of authorized but unissued shares of Preferred Stock undesignated as to series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series D Preferred or Series D-1 Preferred accordingly or to eliminate the designation of the Series D Preferred or the Series D-1 Preferred.

(iv)           The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series D Preferred or Series D-1 Preferred pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series D Preferred or Series D-1 Preferred so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(e)           Adjustments to Optional Conversion Price for Diluting Issues.

(i)           Special Definitions.  For purposes of this Section 5 and elsewhere herein, the following definitions shall apply:

(1)           “Oak Designee” has the meaning given to it in the Series D Stockholders’ Agreement, dated as of February 2, 2011, among the Corporation and the stockholders party thereto.

(2)           “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(3)           “Series D Original Issue Date” shall mean the date on which the first share of Series D Preferred or Series D-1 Preferred was issued.

(4)           “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(5)           “Series D Designee” has the meaning given to it in the Series D Stockholders’ Agreement, dated as of February 2, 2011, among the Corporation and the stockholders party thereto.

(6)           “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 5(e)(iii) below, deemed to be issued) by the Corporation after the Series D Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(A)           shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on the Series D Preferred or Series D-1 Preferred;

(B)            shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Sections 5(f), 5(g), 5(h) or 5(i);

(C)           up to 72,850,000 shares of Common Stock, including Options therefor (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to the 2011 Equity Plan, as the same may be amended from time to time (the “Plan”), of the Corporation, whether issued before or after the Series D Original Issue Date (provided that any Options for such shares that expire or terminate unexercised or any restricted stock repurchased by the Corporation at cost shall not be counted toward such maximum number unless and until such shares are re-granted as new stock grants (or as new Options) pursuant to the terms of the Plan);

(D)           shares of Common Stock or Convertible Securities actually issued upon the exercise of Options (including, without limitation, Options outstanding as of the Series D Original Issue Date) or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities (including, without limitation, Convertible Securities outstanding as of the Series D Original Issue Date), in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or

(E)           shares of Common Stock, Options or Convertible Securities issued (i) to suppliers, third party service providers or strategic partners in connection with the provision of goods or services or commercial transaction, or (ii) in connection with sponsored research, collaboration, technology licensing, technology development, marketing, or strategic partnerships or relationships, in each case, as approved by the Board of Directors of the Corporation, including the Oak Designee or Series D Designee (if any).

(ii)           No Adjustment of Optional Conversion Price.  No adjustment in the Optional Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least 67% of the then outstanding shares of Series D Preferred and Series D-1 Preferred, voting together as a single class, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii)           Deemed Issue of Additional Shares of Common Stock.

(1)           If the Corporation at any time or from time to time after the Series D Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(2)           If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Optional Conversion Price pursuant to the terms of Section 5(e)(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Optional Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Optional Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this Section

5(e)(iii)(2) shall have the effect of increasing the Optional Conversion Price to an amount which exceeds the lower of (i) the Optional Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Optional Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(3)           If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Optional Conversion Price pursuant to the terms of Section 5(e)(iii)(2) (either because the consideration per share (determined pursuant to Section 5(e)(v)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Optional Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series D Original Issue Date), are revised after the Series D Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 5(e)(iii)(2)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(4)           Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Optional Conversion Price pursuant to the terms of Section 5(e)(iv), the Optional Conversion Price shall be readjusted to such Optional Conversion Price as would have been obtained had such Option or Convertible Security (or portion thereof) never been issued.

(5)           If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Optional Conversion Price provided for in this Section 5(e)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (2) and (3) of this Section 5(e)(iii)).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Optional Conversion Price that would result under the terms of this Section 5(e)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Optional Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(iv)           Adjustment of Optional Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall issue, at any time after the Series D Original Issue Date until the date that is eighteen months after the Series D Original Issue Date (the “Anti-Dilution Period”), Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(e)(iii)), without consideration or for a consideration per share less than the Optional Conversion Price in effect immediately prior to such issue, then the Optional Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1*  (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(A)           “CP2” shall mean the Optional Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(B)           “CP1” shall mean the Optional Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(C)           “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series D Preferred and Series D-1 Preferred) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(D)           “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(E)           “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

Upon the expiration of the Anti-Dilution Period, this Section 5(e) shall expire and no adjustment to the Optional Conversion price shall be made pursuant to the terms of this Section 5(e); provided that any subsequent adjustment contemplated by Sections 5(e)(iii)(2) or (4) or 5(e)(v)(3) shall nevertheless be made.

(v)           Determination of Consideration.  For purposes of this Section 5(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1)           Cash and Property:  Such consideration shall:

(A)           insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(B)           insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors (including the Series D Designee, if any); and

(C)            in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors (including the Series D Designee, if any).

(2)           Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(e)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(A)           the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B)           the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(3)           Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Optional Conversion Price pursuant to the terms of Section 5(e)(iv), and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Optional Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(f)           Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series D Original Issue Date effect a subdivision of the outstanding Common Stock, the Optional Conversion Price then in effect immediately before that subdivision shall be proportionately decreased.  If the Corporation shall at any time or from time to time after the Series D Original Issue Date combine the outstanding shares Common Stock, the Optional Conversion Price then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section 5(f) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g)           Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time, or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Optional Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Optional Conversion Price then in effect by a fraction:  (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Optional Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Optional Conversion Price shall be adjusted pursuant to this Section 5(g) as of the time of actual payment of such dividends or distributions; and provided further, that no such adjustment shall be made if the holders of Series D Preferred  and Series D-1 Preferred simultaneously receive an identical dividend or distribution in shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of Series D Preferred and Series D-1 Preferred had been converted into Common Stock immediately prior to such event.

(h)           Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series D Preferred and Series D-1 Preferred shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series D Preferred and Series D-1 Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 5(h); and provided further, that no such adjustment shall be made if the holders of Series D Preferred and Series D-1 Preferred simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities that they would have received if all outstanding shares of Series D Preferred and Series D-1 Preferred had been converted into Common Stock immediately prior to such event.

(i)           Adjustment for Reclassification, Exchange, Merger or Substitution.  If the Common Stock issuable upon the conversion of Series D Preferred and Series D-1 Preferred shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, consolidation, merger or otherwise (other than a subdivision or combination of shares or stock dividend provided for above), then and in each such event the holder of each such share of Series D Preferred and Series D-1 Preferred shall thereafter be convertible (in lieu of the Common Stock into which it was previously convertible) into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series D Preferred and Series D-1 Preferred might have been converted immediately prior to such reorganization, reclassification, consolidation, merger or change, all subject to further adjustment as provided herein.

6.           Mandatory Conversion.  Subject to Section 7, in the event that (a) shares of Common Stock are listed on a national securities exchange and trade with a closing price of at least 200% of the Optional Conversion Price then in effect for a period of 180 consecutive trading days on average trading volume of not less than 250,000 shares per day over the subject 180-day trading period (as adjusted ratably for stock splits, reclassifications and other like kind events affecting the Common Stock) and (b) the Common Stock has an aggregate market value of at least $40,000,000 as of the last day of such 20-trading day period, (i) all outstanding shares of Series D Preferred and all Accruing Dividends thereon that remain unpaid as of such date shall automatically be converted into shares of Common Stock at the then effective Conversion Rate and (ii) all outstanding shares of Series D-1 Preferred and all Accruing Dividends thereon that remain unpaid as of such date shall automatically be converted into such number of shares of Series A Preferred as is determined by dividing the sum of the Stated Value applicable to such shares of Series D-1 Preferred and all Accruing Dividends thereon that remain unpaid as of such date by the product of (A) the Optional Conversion Price multiplied by (B) 100 (the “Mandatory Conversion Multiple”) (with such Mandatory Conversion Multiple subject to appropriate adjustment as contemplated by Section 3(b)(iii) in the event of any stock split, stock dividend, combination or other similar recapitalization with respect to the Series A Preferred if there is no proportionate action taken with respect to the Common Stock).  All certificates evidencing shares of Series D Preferred or Series D-1 Preferred shall, from and after the Mandatory Conversion, be deemed to have been retired and cancelled and the shares of Series D Preferred or Series D-1 Preferred represented thereby converted into Common Stock or Series A Preferred, as applicable, for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.  All rights with respect to the Series D Preferred and Series D-1 Preferred converted pursuant to this Section 6 will terminate immediately upon the triggering of an automatic conversion pursuant to this Section 6, except the right to receive the securities issuable upon conversion.  Such converted Series D Preferred or Series D-1 Preferred may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without need for stockholder action) as may be necessary to reduce the authorized number of shares of Series D Preferred and Series D-1 Preferred accordingly.  All holders of record of shares of Series D Preferred and Series D-1 Preferred shall be sent written notice of the Mandatory Conversion and the place designated for mandatory conversion of all such shares of Series D Preferred and Series D-1 Preferred pursuant to this Section 6.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion.  Upon receipt of such notice, each holder of shares of Series D Preferred and Series D-1 Preferred shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such  certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  As soon as practicable after the Mandatory Conversion and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series D Preferred and Series D-1 Preferred, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock or Series A Preferred, as the case may be, issuable on such conversion, together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

7.           Limitation of Conversion Rights. Notwithstanding anything to the contrary in Sections 5 and 6, neither the Series D Preferred nor Series D-1 Preferred shall be convertible, at the option of the holder thereof pursuant to Section 5 or automatically pursuant to Section 6, into shares of Common Stock unless and until the Corporation adopts and files with the Secretary of State of the State of Delaware a Certificate of Amendment to the Company’s Certificate of Incorporation that increases the authorized Common Stock to at least 1,000,000,000 shares (the “Charter Amendment”) and the Charter Amendment becomes effective under the DGCL.

8.           Fractional Shares.  Series D Preferred and Series D-1 Preferred may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights (if any), receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series D Preferred and Series D-1 Preferred.

9.           Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series D Preferred and Series D-1 Preferred, at least five (5) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the anticipated amount and character of such dividend, distribution or right; provided, however, that the foregoing obligations may be waived prospectively or retrospectively by holders of shares of Series D Preferred and Series D-1 Preferred representing at least a majority of the outstanding shares of Series D Preferred and Series D-1 Preferred.

10.           Notices.  Any notice required by the provisions of this Certificate to be given to the holders of Series D Preferred and/or Series D-1 Preferred shall be deemed to have been sufficiently received (except as otherwise provided herein) (a) upon receipt when personally delivered, (b) one (1) day after being sent by overnight delivery or facsimile providing confirmation or receipt of delivery, or (c) three (3) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

11.           Waiver.  Any of the rights, powers, preferences and other terms of the Series D Preferred and Series D-1 Preferred set forth herein may be waived (including a partial waiver) on behalf of all holders of Series D Preferred and Series D-1 Preferred by the affirmative written consent or vote of the holders of at least 93% of the shares of Series D Preferred and Series D-1 Preferred, as a single class, then outstanding.

* * * * *

 [Signature page follows.]

IN WITNESS WHEREOF, Bonds.com Group, Inc. has caused this Certificate of Designation to be executed by Michael Sanderson, its Chief Executive Officer, this 2nd day of February, 2011.

Bonds.com Group, Inc.

By:	/s/ Michael O. Sanderson
Name:	Michael O. Sanderson
Title:	Chief Executive Officer

I, Jeffrey M. Chertoff, hereby certify that I am the duly elected and acting Secretary of Bonds.com Group, Inc., that the foregoing was the duly approved and adopted Certificate of Designation of Bonds.com Group, Inc, that Michael Sanderson is the duly elected and acting Chief Executive Officer of Bonds.com Group, Inc., and that the signature of Michael Sanderson appearing above is his genuine signature.

Date:	February 2, 2011.

/s/ Jeffrey M. Chertoff
Jeffrey M. Chertoff, Secretary